Exhibit 99.1

FOR IMMEDIATE RELEASE

Broadwing Corporation Announces Proposed Offering of Convertible Debentures

AUSTIN, TX (May 8, 2006) – Broadwing Corporation (NASDAQ: BWNG), today announced that it intends to offer, subject to market and other conditions, up to $125.0 million of senior unsecured convertible debentures through an offering to qualified institutional buyers pursuant to Rule 144A and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act of 1933.

The debentures are expected to have a term of 20 years and would be convertible into shares of Broadwing common stock at a price to be determined by negotiations between Broadwing and the initial purchasers of the debentures. The debentures will be guaranteed on a senior unsecured basis by certain subsidiaries of Broadwing. The terms of the offering are expected to include an option exercisable by the initial purchasers to purchase up to an additional $25.0 million in aggregate principal amount of debentures.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made within the United States only to qualified institutional buyers. The debentures and the shares of common stock issuable upon conversion of the debentures being offered have not been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About Broadwing Corporation

Broadwing Corporation, through its consolidated subsidiary Broadwing Communications, LLC, delivers innovative data, voice, and media solutions to enterprises and service providers. Enabled by its one-of-a-kind, all-optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. For more information, visit www.broadwing.com.

Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.

Investor Note Regarding Forward-Looking Statements

Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.